Exhibit 99.2

Contacts:

Cytokinetics, Incorporated	Burns McClellan, Inc.
Robert I. Blum	Clay Kramer (investors)
EVP, Corporate Development and Commercial Operations & CBO	Justin Jackson (media)
(650) 624-3000	(212) 213-0006
CYTOKINETICS ANNOUNCES SELECTION OF CK-1827452
AS DEVELOPMENT CANDIDATE FOR CHRONIC HEART FAILURE
Attractive Oral Bioavailability Profile Provides Opportunity for Development Across Continuum of Care
South San Francisco, CA, December 7, 2005 – Cytokinetics, Incorporated (Nasdaq: CYTK) announced today that it has recently selected CK-1827452 as a development candidate for the potential treatment of patients with chronic heart failure treated in an outpatient setting. An intravenous formulation of CK-1827452 is currently in Phase I clinical development as a potential treatment for patients with acute heart failure. Pharmacokinetic data arising from that clinical trial confirms that CK-1827452 has a sufficiently long half-life to support development of a chronic oral dosing formulation. Additional preclinical studies to support oral dosing in humans with CK-1827452 are currently underway. Following successful completion of the enabling preclinical studies, Cytokinetics intends to submit a regulatory filing for the initiation of a Phase I clinical trial meant to confirm in humans the bioavailability seen in preclinical species with an orally administered formulation of CK-1827452.
Cytokinetics’ heart failure program focuses on the discovery and development of small molecules that directly activate cardiac myosin, a cytoskeletal protein that drives cardiac muscle contractility. This mechanism of action results in increased cardiac contractility without increasing stimulating beta-andrenergic receptors or inhibiting phosphodiesterase activity to increase intracellular calcium, that may be associated with adverse clinical effects in heart failure patients. Cytokinetics identified CK-1827452 at the beginning of 2005 as a drug candidate arising from this program taking into consideration certain properties including potency, tolerability, pharmacokinetics and pharmaceutics. CK-1827452 was determined to be suitable for development as a novel, next-generation pharmaceutical for the treatment of acute heart failure, but also provided an opportunity for this compound to be used in patients with chronic heart failure.
“We are excited about the potential for this compound,” stated James H. Sabry, M.D., Ph.D., Cytokinetics’ President and Chief Executive Officer. “Cytokinetics’ expertise in cytoskeletal pharmacology has now generated a development compound with potential application as a next-generation treatment for both acute and chronic heart failure patients. This compound may be able to address heart failure patients’ needs across the continuum of care.”
“The selection of this compound represents an important step forward for the development of cardiac myosin activators as novel therapeutics in the treatment of heart failure,” added Andrew A. Wolff, M.D., F.A.C.C., Cytokinetics’ Senior Vice President of Clinical Research and Development and Chief Medical Officer. “We are excited to now explore the potential for this class of compounds in the treatment of chronic heart failure.”
Development Status of CK-1827452
CK-1827452, a novel, small-molecule, direct activator of cardiac myosin, is currently in a Phase I, first-in-humans clinical trial for treatment of acute heart failure. The clinical trial is a double-blind, randomized, placebo-controlled, dose-escalation study being conducted to investigate the safety, tolerability, pharmacokinetic, and pharmacodynamic profile of CK-1827452 in normal healthy volunteers. The clinical trial is designed to identify the maximum tolerated dose of a 6-hour intravenous infusion of CK-1827452. The effect of CK-1827452 on the left ventricular function of these healthy volunteers will be evaluated using serial echocardiograms. The cross-over design of this clinical trial ensures that each volunteer serves as his own control to compare the effects of escalating doses of CK-1827452 to those of placebo. The clinical trial is being conducted under a Clinical Trial Application at a clinical investigative center in the United Kingdom.
Background on the Heart Failure Market
Heart failure is a widespread and debilitating syndrome affecting approximately five million people in the United States alone. The high and rapidly growing prevalence of heart failure translates into significant hospitalization rates and associated societal costs. The number of hospital discharges in the United States identified with a primary diagnosis of heart failure rose

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Cytokinetics Selects Heart Failure Drug Development Compound Press Announcement

from 550,000 in 1989 to 970,000 in 2002. Heart failure is one of the most common primary discharge diagnoses identified in hospitalized patients over the age 65 in the United States. The annual costs of heart failure in the United States are estimated to be $27.9 billion, including $18.3 billion for inpatient care. The market for heart failure drugs was approximately $2.7 billion in 2001, according to industry reports. Despite currently available therapies, readmission rates for patients over the age of 65 remain high at 30 to 40 percent within six months of hospital discharge and mortality rates over an eight year period range from 70% to 80% for patients under the age of 65. The limited effectiveness of current therapies points to the need for next-generation agents with improved efficacy without increased adverse events.
Background on Cardiac Myosin Activators and Cardiac Contractility
Cardiac myosin is the cytoskeletal motor protein in the cardiac muscle cell that is directly responsible for converting chemical energy into the mechanical force resulting in cardiac contraction. Cardiac contractility is driven by the cardiac sarcomere, the fundamental unit of muscle contraction in the heart that is a highly ordered cytoskeletal structure composed of cardiac myosin, actin and a set of regulatory proteins. The sarcomere represents one of the most thoroughly characterized protein machines in human biology.
Cytokinetics’ heart failure program is focused towards the discovery and development of small molecule cardiac myosin activators in order to create next-generation treatments to manage acute and chronic heart failure. Cytokinetics’ program is based on the hypothesis that activators of cardiac myosin may address certain mechanistic liabilities of existing positive inotropic agents by increasing cardiac contractility without stimulating beta-adrenergic receptors inhibiting phosphodiesterase activity to increase intracellular calcium, each of which may be associated with adverse clinical effects in heart failure patients. Existing drugs that seek to improve cardiac cell contractility increase the concentration of intracellular calcium, which indirectly activates cardiac myosin, but this effect on calcium levels also has been linked to potentially life-threatening side effects. In contrast, cardiac myosin activators have been shown to work by a novel mechanism that directly stimulates the activity of the cardiac myosin motor protein by accelerating the rate-limiting step of the myosin enzymatic cycle and thereby shifting the enzymatic cycle in favor of the force producing state.
About Cytokinetics
Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA™ system and Cytometrix™ technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and may therefore be less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II and Phase Ib clinical trials for ispinesib (SB-715992) and a Phase I clinical trial for SB-743921, each a drug candidate that has emerged from the strategic alliance. Cytokinetics’ heart failure program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently initiated a Phase I human clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, for the treatment of heart failure. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the submission of regulatory filings and the initiation of clinical trials, and statements regarding the potential benefits of our drug candidates and potential drug candidates and the enabling capabilities of our proprietary technologies and biological focus. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent protection for Cytokinetics’ intellectual property or trade secrets, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs). For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.
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